CUSIP NO. 693153108	13G	Page 8 of 8
EXHIBIT 1 TO SCHEDULE 13G
JULY 16, 2007
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, BLUE SCREEN LLC and NICHOLAS SHERIDAN LEWIN each hereby agree to the joint filing of this statement on Schedule 13G (including any and all amendments hereto). In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13G filed on behalf of each of the parties hereto, to which this Agreement relates.
This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.
BLUE SCREEN LLC

By:	/s/ Nicholas Sheridan Lewin

	Name:	Nicholas Sheridan Lewin
	Title:	Managing Member

NICHOLAS SHERIDAN LEWIN

/s/ Nicholas Sheridan Lewin